EXHIBIT  10.3

STOCK PURCHASE AGREEMENT

by and between

Pernix Therapeutics Holdings, Inc.

and

David Waguespack

Dated as of September 10, 2010

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of this 10th day of September, 2010, by and between Pernix Therapeutics Holdings, Inc., a Maryland corporation (“Buyer” or the “Company”), and David Waguespack, an individual resident of the State of Louisiana (“Seller”).

RECITALS:

WHEREAS, Seller is the record and beneficial owner of 2,090,000 shares of the outstanding Common Stock, $.01 par value per share (the “Common Stock”) of the Company; and

WHEREAS, upon the terms and subject to the conditions set forth herein, Seller desires to sell 2,000,000 shares of Common Stock (the “Shares”) to Buyer and Buyer desires to purchase the Shares from Seller.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants, representations, warranties, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

Terms with their initial letters capitalized used but not otherwise defined in this Agreement shall have the meanings given to them in this Article 1.

1.1 “Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person.  The term “control” (including its correlative meanings “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

1.2 “Business Day” means any day other than a Saturday, Sunday or day on which banking institutions in New Orleans, Louisiana are authorized or obligated pursuant to Law or executive order to be closed.

1.3 “Governmental Authority” means any federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body, including the Securities and Exchange Commission (the “SEC”) and any self regulatory organization within or outside the United States.

1.4 “Knowledge” or “knowledge” means, with respect to any natural Person, actual knowledge after reasonable inquiry and, with respect to a Person who is not a natural Person, the Knowledge of its directors, executive officers, managers, trustees or Persons performing similar functions on its behalf.

1.5 “Law” means, with respect to any Person, any domestic or foreign federal or state statute, law, ordinance, rule, administrative code, administrative interpretation, regulation, order, consent, writ, injunction, directive, judgment, decree, policy, ordinance, decision, guideline or other requirement of (or agreement with) any Governmental Authority (including any memorandum of understanding or similar arrangement with any Governmental Authority), in each case binding on that Person or its property or assets.

1.6 “Lien” means any liens, pledges, charges, claims, security interests, and deeds of trust, mortgages, and deeds to secure debt, title retention agreements or other encumbrances.

1.7 “Losses” means all costs, damages, liabilities, awards, judgments, losses or costs and expenses, interest, awards, judgments and penalties that are imposed upon or otherwise incurred by an Indemnified Party (including reasonable attorneys’ and consultants’ fees and expenses) actually suffered or incurred.

1.8 “Parties” means Buyer and Seller, and “Party” means either of the Parties.

1.9 “Person” means any individual, corporation, business trust, partnership, association, limited liability company, unincorporated organization or similar organization, any Governmental Authority, fund, organized group of persons whether incorporated or not, or any receiver, trustee under Title 11 of the United States Code or similar official or any liquidating agent for any of the foregoing in his or her capacity as such.

1.10 “Transactions” means the transactions contemplated by this Agreement.

ARTICLE 2
PURCHASE AND SALE OF THE SHARES

2.1 Transfer of Shares.  Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined in Section 2.3), Seller shall sell, assign, transfer and convey, or cause to be sold, assigned, transferred and conveyed, to Buyer, and Buyer shall purchase, acquire and accept, all of the Shares.

2.2 Consideration.  The consideration (the “Purchase Price”) that Buyer shall pay for the Shares, shall consist of cash in an amount equal to Three Million Six Hundred Thousand and No/100 Dollars ($3,600,000.00) payable to Seller as follows: (i) Three Hundred Thousand and No/100 Dollars ($300,000.00) shall be paid to Seller at the Closing by wire transfer of immediately available funds to an account designated by Seller (the “Closing Payment”), and (ii) Three Hundred Thousand and No/100 Dollars ($300,000.00) shall be paid to Seller by wire transfer of immediately available funds to an account designated by Seller on the first Business Day of each of the eleven (11) calendar quarters immediately following the Closing (the “Installment Payments”).  Notwithstanding the forgoing, upon the occurrence of the sale, transfer, lease, license, pledge, or other disposition of all or substantially all of the assets of Buyer (a “Trigger Event”), the outstanding Installment Payments remaining to Seller shall be immediately due and payable upon the occurrence of such Trigger Event.

2.3 Closing.

(a) The closing of the Transactions provided for in this Agreement (the “Closing”) shall take place contemporaneously with the execution and delivery of this Agreement (the date on which the Closing is to occur is referred to herein as the “Closing Date”).

(b) At the Closing, Seller shall deliver or cause to be delivered to Buyer certificates representing all of the Shares, free and clear of all Liens (other than legends or other restrictions solely evidencing the restricted nature of such Shares pursuant to applicable state and federal securities Laws) duly endorsed to Buyer or in blank or accompanied by duly executed stock powers, and Buyer shall deliver to Seller the Closing Payment.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

3.1 Ownership.  All of the Shares (i) are owned of record and beneficially, directly or indirectly, by Seller free and clear of all Liens, and (ii) have been duly authorized, validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights.  Upon consummation of the Transactions (including the execution and delivery of the documents to be delivered at the Closing), at the Closing, Buyer shall be vested with good and marketable title in and to the Shares, free and clear of all Liens created by Seller.

3.2 Authorization; Binding Obligations.  Seller has the power and authority to (i) own such Shares, (ii) execute and deliver this Agreement and all of the other agreements, certificates and documents delivered at or prior to the Closing in connection with the Transactions (the “Ancillary Documents”); and (iii) consummate the Transactions.  This Agreement and the Ancillary Documents have been duly executed and delivered by Seller and constitute the legal, valid, and binding obligation of Seller, enforceable against such Seller in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar Law, now or hereafter in effect, relating to or affecting the rights of creditors generally and the availability of specific remedies may be limited by legal and equitable principles of general applicability.

3.3 No Conflicts.  Neither the execution and delivery of this Agreement by Seller, nor the consummation by Seller of the Transactions contemplated hereby will conflict with, result in a termination of, contravene or constitute a default under, or be an event that with the giving of notice or passage of time or both will become a default under, or give to any other Person any right of termination, payment, acceleration, vesting or cancellation of or under, or accelerate the performance required by or maturity of, or result in the creation of any Lien or loss of any rights of Seller pursuant to any of the terms, conditions or provisions of or under any Law.

3.4 Approvals.  There are no notices, reports or other filings required to be made by Seller with, or consents required to be obtained by Seller from, any Governmental Authority or other Person in order for Seller to execute, deliver or perform this Agreement or to consummate the transactions contemplated hereby.

3.5 Litigation.  There is no investigation, action, suit, proceeding, claim, arbitration or other litigation pending or, to the Knowledge of Seller, threatened, against Seller that, individually or in the aggregate, would (i) affect the legality, validity or enforceability of this Agreement or (ii) prevent or materially impair or delay the consummation of the Transactions.

3.6 Brokers.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Seller except those for which Seller will be solely responsible.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

4.1 Organization and Good Standing.  Buyer is a legal entity duly organized, validly existing and in good standing under the Law of its jurisdiction of organization and has all requisite power and authority to own, operate and lease its assets and to carry on its business as currently conducted.

4.2 Authorization; Binding Obligations.  Buyer has all necessary power and authority to make, execute and deliver this Agreement and to perform all of the obligations to be performed by it hereunder.  The making, execution, delivery and performance by Buyer of this Agreement and the consummation by it of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Buyer.  This Agreement has been duly and validly executed and delivered by Buyer, and assuming the due authorization, execution and delivery by Seller, this Agreement will constitute the valid, legal and binding obligation of Buyer, enforceable against it in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar Law, now or hereafter in effect, relating to or affecting the rights of creditors generally and the availability of specific remedies may be limited by legal and equitable principles of general applicability.

4.3 No Conflicts.  Neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby will conflict with, result in a termination of, contravene or constitute a default under, or be an event that with the giving of notice or passage of time or both will become a default under, or give to any other Person any right of termination, payment, acceleration, vesting or cancellation of or under, or accelerate the performance required by or maturity of, or result in the creation of any Lien or loss of any rights of Buyer pursuant to any of the terms, conditions or provisions of or under the Articles of Incorporation or Bylaws of Buyer.

ARTICLE 5
ADDITIONAL COVENANTS OF THE PARTIES

5.1 Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the Transactions contemplated by this Agreement shall be paid by Buyer when due, and Buyer will, at its own expense, file all necessary tax returns and other documentation with respect to all such taxes, fees and charges.

5.2 Further Assurances; Cooperation.

(a) Upon the terms and subject to the conditions of this Agreement, each of Seller and Buyer shall use its reasonable best efforts, to take, agree to take, or cause to be taken, any and all actions and to do, or cause to be done, any and all things reasonably necessary, proper or advisable under any applicable Law or otherwise, so as to, as promptly as practicable, enable consummation of the Transactions, and each such Party shall, and shall cause its respective Affiliates to, cooperate fully to that end.

(b) Seller shall timely prepare and furnish and file any documents or instruments that Seller is required by Law to furnish or file with any Governmental Authority in connection with the Transactions, including, without limitation, the preparation and filing with the SEC of an amendment to that certain Schedule 13D of Seller filed with the SEC on March 9, 2010.  Seller shall cooperate fully with Buyer to allow Buyer to timely furnish or file any additional documents or instruments that Buyer is required by Law to furnish or file, or that Buyer voluntarily chooses to furnish or file in connection with the Transactions, with any Governmental Authority.

(c) On or after the Closing Date, the Parties shall, on request, cooperate with one another by furnishing any additional information, executing and delivering any additional documents and instruments, and doing any and all such other things as may be reasonably required by the Parties or their counsel to consummate or otherwise implement the Transactions.

ARTICLE 6
INDEMNIFICATION

6.1 Survival of Representations and Warranties and Covenants.

(a) The representations and warranties set forth in this Agreement and the right to commence any claim with respect thereto shall survive indefinitely.

(b) This Section 6.1 shall not limit any covenant or agreement of the Parties contained in this Agreement which by its terms contemplates performance after the Closing.

6.2 Indemnification of Buyer.  Subject to the terms of this Article 6, from and after the Closing Date, Seller shall indemnify, defend, save and hold harmless Buyer and its Affiliates and each of their respective officers, directors, employees, agents, representatives, successors and assigns (collectively, the “Buyer Indemnified Parties”), from and against any and all:

(a) Losses resulting from or arising out of any breach by Seller of any representation or warranty of Seller in this Agreement; and

(b) Losses resulting from or arising out of the failure by Seller to perform any of its covenants or agreements contained in this Agreement.

6.3 Indemnification of Seller.  Subject to the terms of this Article 6, from and after the Closing Date, Buyer shall indemnify, defend, save and hold harmless Seller and his successors and assigns (collectively, the “Seller Indemnified Parties” and together with the Buyer Indemnified Parties, the “Indemnified Parties,” and each, an “Indemnified Party”) from and against any and all:

(a) Losses resulting from or arising out of any breach by Buyer of any representation or warranty of Buyer in this Agreement; and

(b) Losses resulting from or arising out of the failure by Buyer to perform any of its covenants or agreements contained in this Agreement.

6.4 Claims.  Upon receipt by an Indemnified Party of notice of any action, suit, proceedings, claim, demand or assessment made or brought by an unaffiliated third party (a “Third Party Claim”) with respect to a matter for which such Indemnified Party is indemnified under this Article 6 (notwithstanding the application of any threshold or cap) which has or is reasonably expected to give rise to a claim for Losses, the Indemnified Party shall as soon as practicable, in the case of a Buyer Indemnified Party, notify Seller and in the case of a Seller Indemnified Party, notify Buyer (Seller or Buyer, as the case may be, the “Indemnifying Party”), in writing and in reasonable detail, indicating the nature of such Third Party Claim and the basis therefor; provided, however, that any delay or failure by the Indemnified Party to give notice to the Indemnifying Party shall relieve the Indemnifying Party of its obligations hereunder only to the extent, if at all, that it is prejudiced by reason of such delay or failure.  The Indemnifying Party shall have thirty (30) days after receipt of notice to elect, at its option, to assume and control the defense of, at its own expense and by its own counsel, any such Third Party Claim and shall be entitled to assert any and all defenses available to the Indemnified Party to the fullest extent permitted under requirements of Law.  If the Indemnifying Party shall undertake to compromise or defend any such Third Party Claim, it shall promptly, but in any event within ten (10) Business Days of the receipt of notice from the Indemnified Party of such Third Party Claim, notify the Indemnified Party of its intention to do so, and the Indemnified Party agrees to cooperate fully with the Indemnifying Party and its counsel in the compromise of, or defense against, any such Third Party Claim; provided, however, that the Indemnifying Party shall not settle, compromise or discharge, or admit any liability with respect to, any such Third Party Claim without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld or delayed), unless the relief consists solely of money Losses to be paid by the Indemnifying Party and includes a provision whereby the plaintiff or claimant in the matter releases the Seller Indemnified Parties or the Buyer Indemnified Parties, as applicable, from all liability with respect thereto.  Notwithstanding an election to assume the defense of such action or proceeding, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such action or proceeding, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if the (i) Indemnified Party shall have determined in good faith that an actual or potential conflict of interest makes representation by the same counsel or the counsel selected by the Indemnifying Party inappropriate or (ii) Indemnifying Party shall have authorized the Indemnified Party to employ separate counsel at the Indemnifying Party’s expense.  In any event, the Indemnified Party and Indemnifying Party and their counsel shall cooperate in the defense of any Third Party Claim subject to this Article 6, keep such Persons informed of all developments relating to any such Third Party Claims and provide copies of all relevant correspondence and documentation relating thereto.  All costs and expenses incurred in connection with the Indemnified Party’s cooperation shall be borne by the Indemnifying Party.  In any event, the Indemnified Party shall have the right at its own expense to participate in the defense of such asserted liability.  If the Indemnifying Party receiving such notice of a Third Party Claim does not elect to defend such Third Party Claim or does not defend such Third Party Claim in good faith, the Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at the Indemnifying Party’s expense, to defend such Third Party Claim; provided, however, that the Indemnified Party shall not settle, compromise or discharge, or admit any liability with respect to, any such Third Party Claim without the written consent of the Indemnifying Party (which consent will not be unreasonably withheld or delayed).

6.5 Limitations; Payments.

(a) Notwithstanding anything contained in this Agreement to the contrary, Seller shall not be required to make indemnification payments pursuant to Section 6.2(a) to the extent indemnification payments thereunder would exceed in the aggregate the Purchase Price (the “Seller Indemnification Cap”); provided, that the foregoing limitations shall not apply with respect to a breach by Seller of any of the representations and warranties of Seller contained in Sections 3.1, 3.2, or 3.6.

(b) Notwithstanding anything contained in this Agreement to the contrary, Buyer shall not be required to make indemnification payments pursuant to Section 6.3(a) to the extent indemnification payments thereunder would exceed in the aggregate the Purchase Price (the “Buyer Indemnification Cap”); provided, that the foregoing limitation shall not apply with respect to a breach by Buyer of any of the representations and warranties of Buyer contained in Sections 4.1 or 4.2.

6.6 Remedies Exclusive.  Except as otherwise specifically provided herein, the remedies provided in this Article 6 shall be the exclusive monetary remedies (including equitable remedies that involve monetary payment, such as restitution or disgorgement, other than specific performance to enforce any payment or performance due hereunder) of the Parties from and after the Closing in connection with any breach of a representation or warranty, or non performance, partial or total, of any covenant or agreement contained herein.

6.7 Mitigation.  Each Indemnified Party shall use reasonable best efforts to mitigate any claim or liability that an Indemnified Party asserts or may assert under this Article 6.  In the event that an Indemnified Party shall fail to make such reasonable best efforts to mitigate any such claim or liability, then notwithstanding anything contained in this Agreement to the contrary, neither Seller nor Buyer, as the case may be, shall be required to indemnify any Indemnified Party for that portion of any Losses that would reasonably be expected to have been avoided if the Indemnified Party had made such efforts.

ARTICLE 7
MISCELLANEOUS PROVISIONS

7.1 Notice.  All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) by facsimile, receipt confirmed, (c) on the next Business Day when sent by overnight courier, or (d) on the second succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested), to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Buyer:

Pernix Therapeutics Holdings, Inc.
33219 Forest West Street
Magnolia, Texas 77354
Attn: Cooper Collins

With a copy to:

Jones, Walker, Waechter, Poitevent, Carrère & Denègre
201 St. Charles Avenue
51st Floor
New Orleans, Louisiana 70170-5100
Attn: Allen Frederick

If to Seller:

David Waguespack
8654 Pontchartrain Blvd. #8
New Orleans, Louisiana 70124

With a copy to:

Phelps Dunbar LLP
400 Convention Street
Suite 1100
Baton Rouge, Louisiana 70802
Attn:  Jeffrey W. Koonce

7.2 Entire Agreement.  This Agreement, and all schedules, annexes and exhibits hereto, embody the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior agreements with respect thereto.  The Parties intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial proceeding involving this Agreement.

7.3 Amendment and Modification.  No amendment to this Agreement shall be effective unless it shall be in writing and signed by each Party.  Any failure of a Party to comply with any obligation, covenant, agreement or condition contained in this Agreement may be waived by the Party entitled to the benefits thereof only by a written instrument duly executed and delivered by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance.

7.4 Assignment; Binding Agreement.  This Agreement and various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Parties hereto and their successors and permitted assigns.  Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred, delegated, or assigned (by operation of law or otherwise), by the Parties hereto without the prior written consent of the other Party.

7.5 Waiver of Compliance; Consents.  Any failure of Seller, on the one hand, or Buyer, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Buyer, on the one hand, or Seller, on the other hand, only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  Whenever this Agreement requires or permits consent by or on behalf of any Party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 7.5.

7.6 Expenses.  All costs and expenses incurred by Buyer in connection with this Agreement and the Transactions contemplated hereby shall be paid by Buyer.  All costs and expenses incurred by Seller in connection with this Agreement and the Transactions contemplated hereby shall be paid by Seller.

7.7 Counterparts.  This Agreement may be executed in multiple counterparts, and on separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

7.8 Severability.  If any other provision of this Agreement shall be determined to be contrary to Law and unenforceable by any court of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions contemplated hereby are not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions contemplated hereby are fulfilled to the extent possible.

7.9 Remedies Cumulative.  Except as otherwise provided herein, all rights and remedies of the Parties under this Agreement are cumulative and without prejudice to any other rights or remedies under Law.  Nothing contained herein shall be construed as limiting the Parties’ rights to redress for fraud.

7.10 Governing Law.  This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of Louisiana, without reference to its choice of law rules.

7.11 WAIVER OF JURY TRIAL.  TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

7.12 No Third Party Beneficiaries or Other Rights.  Nothing herein shall grant to or create in any Person not a Party hereto, or any such Person’s dependents, heirs, successors or assigns, any right to any benefits hereunder, and no such party shall be entitled to sue any Party to this Agreement with respect thereto.  The provisions of Article 6 will inure solely to the benefit of the Indemnified Parties.  No Party may assign its rights or obligations under this Agreement without the prior written consent of the other Party and any purported assignment without such consent shall be void.  The representations and warranties contained in this Agreement are made for purposes of this Agreement only and shall not be construed to confer any additional rights on the Parties under applicable state and federal securities Laws.

7.13 Specific Performance and Other Equitable Relief.  The Parties hereby expressly recognize and acknowledge that immediate, extensive and irreparable damage would result, no adequate remedy at law would exist and damages would be difficult to determine in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached.  Therefore, in addition to, and not in limitation of, any other remedy available to any Party, an aggrieved Party under this Agreement will be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy.  Such remedies, and any and all other remedies provided for in this Agreement, shall, however, be cumulative in nature and not exclusive and shall be in addition to any other remedies whatsoever which any Party may otherwise have.

7.14 Headings; Interpretation.  The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.  Each reference in this Agreement to an Article, Section, Schedule or Exhibit, unless otherwise indicated, shall mean an Article or a Section of this Agreement or a Schedule or Exhibit attached to this Agreement, respectively.  Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “include,” “includes,” “including,” and derivative or similar words shall be construed to be followed by the phrase “without limitation”; and (v) references herein to “days” are to consecutive calendar days unless Business Days are specified.  All accounting terms used herein and not expressly defined herein shall have the meanings given to them under generally accepted accounting principles.  Both Parties have participated substantially in the negotiation and drafting of this Agreement and agree that no ambiguity herein should be construed against the draftsman.

7.15 No Other Representations or Warranties.

(a) Except for the representations and warranties contained in this Agreement, Seller does not make, and shall not be deemed to make, any representation or warranty to Buyer, express or implied, at law or in equity, on behalf of Seller, and Seller hereby excludes and disclaims any such representation or warranty, notwithstanding the delivery or disclosure to Buyer or any of its Affiliates or their respective officers, directors, employees or representatives or any other Person of any documentation or other information.

(b) Except for the representations and warranties contained in this Agreement, neither Buyer nor any of its Affiliates or their respective officers, directors, employees or representatives, nor any other Person, makes, or shall be deemed to make, any representation or warranty to Seller, express or implied, at law or in equity, on behalf of Buyer, and Buyer hereby excludes and disclaims any such representation or warranty, notwithstanding the delivery or disclosure to Seller.
[Remainder of page intentionally left blank; signature page attached.]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed as of the date first above written.

“BUYER”

PERNIX THERAPEUTICS HOLDINGS, INC.

By:	/s/ Cooper C. Collins
Name: Cooper C. Collins
Title: President and Chief Executive Officer

“SELLER”

David Waguespack

By:	/s/ David Waguespack
David Waguespack